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                                                                      EXHIBIT 6A

                             DEALER SALES AGREEMENT
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Ladies and Gentlemen:

We invite you to join a selling group for the distribution of shares of those mutual funds available to the public for which we serve as the investment adviser (the "Funds"). Upon execution of this Agreement, you agree to participate in the distribution of the Funds to the public subject to the terms set forth herein.

  1. In all sales of the Funds to the public, you shall act as dealer of your own account and shall not be authorized to act as agent for the Funds, for any other dealer, or for us.

  2. All orders will be accepted only at the price, in the amount and subject to the terms set forth in the then current Prospectuses and Statements of Additional Information of the Funds. The procedure relating to the handling of orders shall be subject to instructions which we shall forward to you from time to time. Certificates representing shares of the Funds will not be issued.

  3. You agree to provide distribution and marketing services in the marketing of shares of the Funds and services to your customers who are Fund shareholders. Such shareholder services may include personal services provided to shareholders, such as answering shareholder inquiries regarding a Fund and providing reports and other information, and services related to the maintenance of shareholder accounts. For all services, we will pay you a fee, as established by us from time to time. Such fee will be based upon the following percentages of the average month-end or daily net assets of each Fund represented by shares of the Fund owned, during the quarter for which payment is being made, by customers for which you maintain a servicing relationship as evidenced by their execution of such agreements as we may from time to time require. We specifically reserve the right to discontinue paying fees with respect to those assets for which such customer authorizations which we may require are not provided.
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          Fund                                 Annual Fee*
  -------------------------------------        -----------
  Reserve Fund                                        0
  Money Market Fund                                   0
  Minnesota Tax Free Fund                           .10%
  Bond Fund                                         .15%
  Government Fund                                   .15%
  Growth and Income Fund                            .25%
  Regional Fund                                     .25%
  Value Fund                                        .25%
  Developing Countries Fund                         .25%
  International Fund                                .25%
  Midcap Growth Fund                                .25%
  Balanced Fund                                     .25%
  Growth Fund                                       .25%
  Emerging Growth Fund                              .25%
  Capital Appreciation Fund                         .25%
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* as a % of average daily net assets or average month-end net assets as set forth in a Fund's then-current prospectus.

     Such fee will be paid on a quarterly basis and, subject to the last sentence of this section 3, will be paid so long as the accounts of your clients remain in the Funds and this Agreement and such other agreements as we may require have not been terminated. Upon such termination, any such obligation to pay such fee shall cease. You agree to furnish us or the Funds with such information as may be reasonably requested with respect to such fees paid to you pursuant to this Agreement.

  4. If any Fund shares sold under the terms of this Agreement are repurchased by the Funds or are tendered for redemption within seven business days after confirmation of the original purchase, it is agreed that you shall forfeit the right to receive the fees hereunder with respect to such shares.

  5. No person is authorized to make any representations concerning the Funds except those contained in the then current Prospectuses and in such printed information as may be furnished for use as information supplemental to the Prospectuses. Additional copies of the Prospectuses and any printed information supplementing the Prospectuses will be supplied in reasonable quantities upon request.

  6. You acknowledge and agree that the Funds reserve the right, in their sole discretion and without notice, to suspend sales or withdraw the offering of shares of the Funds.

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     7. This Agreement may be terminated by either party at any time upon seven days' notice to the other party with or without cause. We reserve the right to amend this Agreement at any time upon written notice.

     8. You represent that you are a member in good standing of the National Association of Securities Dealers, Inc. and agree that termination or suspension of such membership shall automatically terminate this Agreement. You further agree that you will immediately advise us of any such termination or suspension. You also represent that you are authorized under relevant federal and state laws and regulations to receive the fees payable hereunder and that you will immediately advise us of any termination or suspension of such authorization.

     9. You agree to indemnify and hold harmless the Funds and us from and against any and all claims, liability, expense (including attorneys' fees) or loss in the event that you, or any of your employees or agents, should violate any law, rule or regulation or any provisions of this Agreement, including, without limitation, any representations, verbal or otherwise, of any untrue or alleged untrue statements of a material fact relating to the offer and sale of the Funds. In the event we determine to refund any amounts paid by any investor by reason of any such violation on your part, you shall return to us any fees previously paid by us to you in connection with the transaction for which the refund is made.

     10. All communications to us should be sent to us at 3700 First Bank Place, P.O. Box 357, Minneapolis, MN 55440. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

The undersigned hereby accepts
the offer set forth herein:

DEALER                                    INVESTMENT ADVISERS, INC.



By___-________________________  By______________________________

Its___________________________  Its_____________________________

Address_______________________  Date of Acceptance_______, 19___

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